Exhibit 99.1

NEWS RELEASE

Contact:	Connie Chandler
Investor Relations
Tele: 714-573-1121
Email: investor_relations@mflex.com

M-FLEX ANNOUNCES RULE 10b5-1 STOCK TRADING PLANS

Anaheim, CA, August 23, 2007 – Multi-Fineline Electronix, Inc. (NASDAQ: MFLX), a leading global provider of high-quality, technologically advanced flexible printed circuit and value-added component assembly solutions to the electronics industry, today announced that its chief executive officer and chairman of the board and one of its directors have established trading plans adopted in accordance with Rule 10b5-1 of the Securities Exchange Act of 1934 and the company’s insider trading policy.

The individuals who adopted the trading plans are Philip A. Harding, who has served as the company’s chief executive officer and a director since 1988, and Richard J. Dadamo, who has served on the board of directors since 1999. Each of Messrs. Harding and Dadamo entered into his respective trading plan while he was not in possession of any material, nonpublic information about the company.

Mr. Harding, who is 74 years-old and expects to continue to serve in his current role with the company going forward, entered into a plan which allows for transactions to take place between September 2007, and January 2009. During this period, he will exercise options covering 168,165 shares and sell the resulting shares, during certain specified time periods during plan. The options covering 87,090 of these shares will expire on December 14, 2008, with the remaining options expiring on January 31, 2009. In addition to the options subject to his trading plan, Mr. Harding holds options covering 338,035 shares, restricted stock units, or RSUs, covering 25,000 shares and owns 243,585 shares of M-Flex stock.

Under Mr. Dadamo’s plan, Mr. Dadamo, who is 79 years-old and nearing retirement, will exercise options covering up to 67,500 shares and sell the resulting shares, beginning in September 2007, and continuing through August 2008, providing Mr. Dadamo’s price targets are achieved. In addition to the options subject to his trading plan, Mr. Dadamo owns 2,000 shares and holds RSUs covering 2,000 shares of the company’s common stock.

Rule 10b5-1(c) allows individuals to adopt written plans when they are not in possession of any material, nonpublic information to sell shares under pre-arranged terms. The rule allows individuals adopting such plans to sell shares over a specified period of time, even if subsequent material and nonpublic information becomes available to them. Using these plans, officers and directors can gradually diversify their investment portfolios, can spread stock trades out over an extended period of time to reduce any significant market impact and can avoid concerns about whether they had material, nonpublic information when they traded in the company’s stock. Sales of stock by Messrs. Harding and Dadamo under their trading plans will be disclosed publicly through Form 144 and Form 4 filings with the U.S. Securities and Exchange Commission.

About M-Flex

M-Flex (www.mflex.com) is a global provider of high-quality, technologically advanced flexible printed circuit and value-added component assembly solutions to the electronics industry. The company is one of a limited number of manufacturers that provides a seamless, integrated end-to-end flexible printed circuit solution for customers, ranging from design and application engineering, prototyping and high-volume manufacturing to turnkey component assembly and testing. The company targets its solutions within the electronics market and, in particular, focuses on applications where flexible printed circuits are the enabling technology in achieving a desired size, shape, weight or functionality of an electronic device. Current applications for the company’s products include mobile phones and smart mobile devices, personal digital assistants, mobile power adapters, medical devices, computer/data storage and portable bar code scanners. M-Flex’s common stock is quoted on the Nasdaq Global Select Market under the symbol MFLX.

Certain statements in this news release are forward-looking statements that involve a number of risks and uncertainties. Such forward-looking statements include statements which may be preceded by the words “will,” “expect” or similar words. For such statements, the company claims the protection of the Private Securities Litigation Reform Act of 1995. Actual events or results may differ materially from the company’s expectations. Important factors that could cause actual results to differ materially from those stated or implied by the company’s forward-looking statements are disclosed in the company’s SEC reports, including its quarterly report on Form 10-Q for the third quarter of fiscal 2007. These forward-looking statements represent the company’s judgment as of the date of this release. The company disclaims any intent or obligation to update these forward-looking statements.

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